Exhibit 99.1 News Release
Release: Immediate	Contact:	Ronda J. Williams 312-706-3232

Oil-Dri Announces Fourth Quarter and Fiscal Year 2010 Results

CHICAGO – (October 12, 2010) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $219,050,000 for the fiscal year ended July 31, 2010, a 7% decrease compared with net sales of $236,245,000 for the previous fiscal year.  Net income for the fiscal year was $9,458,000, or $1.30 per diluted share, a 2% decrease compared with net income of $9,586,000, or $1.33 per diluted share, for fiscal 2009.

Net sales for the fourth quarter were $54,653,000, a 2% decrease compared with net sales of $55,934,000 in the same quarter one year ago.  Net income for the quarter was $2,416,000, or $0.33 per diluted share, a 6% decrease compared with net income of $2,552,000 or $0.35 per diluted share, in the same quarter one year ago.

Fiscal Year Review
President and Chief Executive Officer Daniel S. Jaffee said, “Our business has done well this fiscal year and we are pleased with the results considering the significant distribution loss of our Cat’s Pride cat litter due to the brand reduction program implemented by one of our largest customers.  Despite this loss, we were able to increase Cat’s Pride sales with other retail partners through strategic marketing incentives.  This gave us new distribution points and strengthened customer relationships.

“The Business to Business Products Group had increased sales and a significant increase in income during the fiscal year driven by a combination of new customers and product sales mix.  These increases helped to offset the Cat’s Pride sales reductions.  Fluids purification and animal health products both made significant contributions.

“During the year, the Board of Directors increased dividends for the seventh year in a row and authorized an additional 250,000 shares for repurchase under our Common Stock buy-back program.

“Of particular importance this fiscal year has been our cash balance that now exceeds our notes payable by over $6,000,000.  We are very pleased with the continued improvements in our key metrics as indicated below.”

Key Metrics	F’10	F’09	F’08	F’07	F’06
Cash, cash equivalents & investments	$24,621,000	$19,837,000	$27,764,000	$30,027,000	$25,855,000
Net cash provided by operations	$26,216,000	$15,814,000	$11,341,000	$16,851,000	$10,635,000
Notes payable minus cash and equivalents (debt net of cash)	$(6,321,000)	$1,663,000	$(684,000)	$1,133,000	$9,385,000
Return on average stockholders’ equity	10.5%	10.8%	10.8%	10.0%	7.2%
*Net income per diluted share	$1.30	$1.33	$1.25	$1.09	$0.73
Capital expenditures	$10,413,000	$15,253,000	$7,302,000	$7,757,000	$10,827,000
Dividends paid	$3,992,000	$3,684,000	$3,377,000	$3,038,000	$2,403,000
Dividends paid per Common Stock share	$0.60	$0.56	$0.52	$0.48	$0.38

*Net income per diluted share for fiscal years 2009, 2008, 2007 and 2006 have been restated to reflect a new accounting standard effective August 1, 2009.  The new standard requires us to include our unvested restricted stock awards as participating securities in the calculation of net income per diluted share.

Business Review
Net sales for the Company’s Business to Business Products Group were $77,423,000 and group income was $19,797,000 for the fiscal year.  Net sales for the quarter were $19,846,000 and group income was $4,468,000.  Group net sales and income were up for the year and the quarter.  Net sales and unit volume in the fourth quarter were up substantially for fluids purification products.  Net sales in the quarter were also up for animal health and co-packaged products; however, net sales and unit volume were down in the quarter for agricultural chemical carriers, sports and flowability products.

Net sales for the Company’s Retail and Wholesale Products Group were $141,627,000 and group income was $11,797,000 for the fiscal year.  Net sales for the quarter were $34,807,000 and group income was $2,696,000.  Group net sales and income were down for the year and the quarter.  Net sales in the fourth quarter were up slightly for industrial products and Oil-Dri Canada.  Net sales and unit volume in the quarter were down for cat litter products at both grocery and non-grocery retail partners; however, net sales and unit volume for Cat’s Pride scoopable cat litter were up in the quarter at grocery and other mass merchandise retail partners.

Financial Review
Cash, cash equivalents and short-term investments at July 31, 2010, totaled $24,621,000.  Net cash provided by operations was $26,216,000 for the fiscal year compared to $15,814,000 for the same period one year ago.  Cash was up substantially primarily due to improvements in working capital and reduced capital expenditures.  Capital expenditures for the fiscal year totaled $10,413,000, which was $3,042,000 more than the year’s depreciation and amortization of $7,371,000.

On June 15, 2010, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.16 per share of outstanding Common Stock and $0.12 per share of outstanding Class B Stock, a 7% increase.  The dividends were payable September 3, 2010 to stockholders of record at the close of business on August 20, 2010.

At the fourth quarter closing price of $21.88 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 2.9%.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past seven years.

During the fourth quarter, the Company repurchased 176,114 shares of Common Stock at an average price of $22.49 per share.  The Company repurchased 288,243 shares of Common Stock at an average price of $20.77 per share during the fiscal year.  The Company’s current repurchase authorization has 234,000 shares of Common Stock remaining.

The Company utilized previously earned alternative minimum tax credits for the fiscal year, which reduced the Company’s effective tax rate in the fourth quarter to 14.4% and 26.2% for the fiscal year.

Looking Forward
Jaffee continued, “Fiscal 2011 offers many opportunities for our company.  We have regained some distribution of our Cat’s Pride cat litters with our largest customer and are continuing to develop strong relationships with other retail partners.  We are also continuing to grow our business to business products worldwide.  Our commitment to diversification has sustained our business through challenging economic times.  It is the strength of diversity that has brought us successfully through fiscal 2010.”

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The Company will offer a live webcast of the fourth quarter earnings teleconference on October 13, 2010 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is registered trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Fourth Quarter Ended July 31,
	2010	% of Sales	2009	% of Sales
Net Sales	$54,653	100.0%	$55,934	100.0%
Cost of Sales	(43,128)	78.9%	(44,059)	78.8%
Gross Profit	11,525	21.1%	11,875	21.2%
Operating Expenses	(8,612)	15.8%	(8,090)	14.5%

Operating Income	2,913	5.3%	3,785	6.8%
Interest Expense	(293)	0.5%	(457)	0.8%
Other Income	203	0.4%	306	0.5%

Income Before Income Taxes	2,823	5.2%	3,634	6.5%
Income Taxes	(407)	0.7%	(1,082)	1.9%

Net Income	$2,416	4.4%	$2,552	4.6%

Net Income Per Share*:
Basic Common	$0.36		$0.39
Basic Class B Common	$0.28		$0.29
Diluted	$0.33		$0.35
Average Shares Outstanding:
Basic Common	5,170		5,177
Basic Class B Common	1,897		1,880
Diluted	7,216		7,219

	Twelve Months Ended July 31,
	2010	% of Sales	2009	% of Sales
Net Sales	$219,050	100.0%	$236,245	100.0%
Cost of Sales	(169,362)	77.3%	(186,861)	79.1%
Gross Profit	49,688	22.7%	49,384	20.9%
Operating Expenses	(36,139)	16.5%	(34,801)	14.7%

Operating Income	13,549	6.2%	14,583	6.2%
Interest Expense	(1,345)	0.6%	(1,910)	0.8%
Other Income	610	0.3%	636	0.3%

Income Before Income Taxes	12,814	5.8%	13,309	5.6%
Income Taxes	(3,356)	1.5%	(3,723)	1.6%
Net Income	$9,458	4.3%	$9,586	4.1%

Net Income Per Share*:
Basic Common	$1.42		$1.46
Basic Class B Common	$1.07		$1.09
Diluted	$1.30		$1.33

Average Shares Outstanding:
Basic Common	5,203		5,146
Basic Class B Common	1,891		1,874
Diluted	7,275		7,200

* Net income per share for the fourth quarter and twelve months ending July 31, 2009 have been restated to reflect a new accounting standard effective August 1, 2009.  The new standard requires us to include our unvested restricted stock awards as participating securities in the calculation of net income per share.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of July 31,
	2010	2009

Current Assets
Cash and Cash Equivalents	$18,762	$11,839
Investment in Short-term Securities	5,859	7,998
Accounts Receivable, net	27,178	29,000
Inventories	16,023	17,795
Prepaid Expenses	8,367	7,085
Total Current Assets	76,189	73,717
Property, Plant and Equipment	62,502	59,485
Other Assets	15,291	16,059
Total Assets	$153,982	$149,261

Current Liabilities
Current Maturities of Notes Payable	$3,500	$3,200
Accounts Payable	6,482	5,304
Dividends Payable	1,043	994
Accrued Expenses	16,766	14,270
Total Current Liabilities	27,791	23,768
Long-Term Liabilities
Notes Payable	14,800	18,300
Other Noncurrent Liabilities	20,802	17,630
Total Long-Term Liabilities	35,602	35,930
Stockholders' Equity	90,589	89,563
Total Liabilities and Stockholders' Equity	$153,982	$149,261

Book Value Per Share Outstanding	$12.77	$12.76

Acquisitions of
Property, Plant and Equipment Fourth Quarter	$2,468	$2,571
Year to Date	$10,413	$15,253
Depreciation and Amortization Charges Fourth Quarter	$1,859	$1,979
Year to Date	$7,371	$7,406

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	July 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2010	2009

Net Income	$9,458	$9,586

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	7,371	7,406
Decrease in Accounts Receivable	1,884	2,354
Decrease (Increase) in Inventories	1,772	(51)
Increase (Decrease) in Accounts Payable	1,702	(1,773)
Increase (Decrease) in Accrued Expenses	2,496	(1,841)
Other	1,533	133
Total Adjustments	16,758	6,228
Net Cash Provided by Operating Activities	26,216	15,814

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,413)	(15,253)
Net Dispositions of Investment Securities	2,148	13,037
Other	375	27
Net Cash Used in Investing Activities	(7,890)	(2,189)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(3,200)	(5,580)
Dividends Paid	(3,992)	(3,684)
Purchase of Treasury Stock	(5,988)	(656)
Other	1,866	838
Net Cash Used in Financing Activities	(11,314)	(9,082)

Effect of exchange rate changes on cash and cash equivalents	(89)	448

Net Increase in Cash and Cash Equivalents	6,923	4,991
Cash and Cash Equivalents, Beginning of Year	11,839	6,848
Cash and Cash Equivalents, July 31	$18,762	$11,839